FOR IMMEDIATE RELEASE For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Six-Month Earnings Trending Up, Increase 216%

Lewiston, MAINE (January 20, 2010)—Northeast Bancorp (NASDAQ: NBN), a Maine-based full-service financial company and parent of Northeast Bank (https://www.northeastbank.com), today announced net income was $649,313, or $0.25 per diluted share, for its second quarter ended December 31, 2009, an increase of 121% compared to the $293,575, or $0.12 per diluted share, earned for the quarter ended December 31, 2008.

Net income for the six months ended December 31, 2009 was $1,144,982, or $0.44 diluted share, an increase of 216% compared to the $362,690, or $0.15 per diluted share, earned for the six months ended December 31, 2008.

The increase in both quarterly and six month net income year over year was primarily due to continued growth in net interest margin, gains from the sale of real estate mortgages into the secondary market and the ongoing development of non interest income.

Jim Delamater, President and CEO of Northeast Bancorp said, “As a community banker, I’m pleased with our earnings and positive about the future of our company. I’m confident that our long term strategic plan is still on the mark and that we have been able to avoid the kind of high risk lending that has plagued other banks.”

“We were an early adopter of a strategic risk management strategy and, as a result, we believe we have properly identified and managed both credit and interest rate risk. We have a high level of product and income diversity, adequate loan loss reserve coverage and consistent demand for our products and services.”

Excluding amortization of customer lists and intangible expenses, net income available to common stockholders per diluted share was $0.31 for the quarter ended December 31, 2009. See footnote at the end of this release under the heading “Supplemental Reporting of Non-GAAP-Based Financial Measures.”

Net interest income increased 6% for the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008, and 6% for the six months ended December 31, 2009 compared to the six months ended December 31, 2008. Net interest income increased primarily from an increased net interest margin, which increased 15 basis points and 19 basis points, respectively, for the quarter and six months ended December 31, 2009.  This increase in net interest margin was attributable to a decrease in the cost of funds due to a shift of higher cost fixed rate deposits to lower cost core deposits.

Noninterest income for the quarter-ended December 31, 2009 totaled $3,102,994 and, for the six-months period, totaled $6,007,667, representing increases of 15% and 16% respectively, over the same periods during the previous year.

Mr. Delamater commented further: “Northeast continues to generate approximately 41% of its revenues from noninterest income sources. The long-term investment that we have made to change our business model in order to achieve a high level of income and product diversity is delivering results. Another result of our strategy is that our, customers and the marketplace are benefitting from a community bank that has a strong brand and a solid foundation from which to build upon.”

“We are starting to see the real estate markets begin to pick up, creating significant opportunities to grow noninterest income. As such, Northeast has made a major commitment to its mortgage loan origination division, recently announcing the creation of new jobs and investing in the talent to enhance processing and servicing capabilities. We have some of the best and the brightest talent and, as a result, are seeing record pipeline growth, continued Delamater.”

Compared to the quarter ended September 30, 2009, the balances of delinquent loans and non-performing loans and assets increased. We believe this reflects the current state of the economy and the employment situation.

As a result of the increase in nonperforming assets, the allowance for loan losses was increased through a provision for loan losses of $527,000 during the quarter ended December 31, 2009. The allowance represented 1.50% of total loans at December 31, 2009 compared to 1.48% of total loans at September 30, 2009. Management believes that the allowance for loan losses balance of $5.9 million at December 31, 2009 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

The company had over $612 million in assets at December 31, 2009 and now employs over 244 people across Maine and New Hampshire.

In addition to announcing earnings, the company declared payment of its regular quarterly dividend of $0.09 per share, payable on February 19, 2010 to the shareholders of record as of January 29, 2010. The company has paid a dividend every quarter since going public in 1987.

"We are focused on the core values and principles of community banking: safety and soundness,” said Delamater. “The long-term interests of our shareholders, customers and employees are reflected in our business decisions. The market demands that bankers continue to adopt new ways of doing business in this economy; we’re proud that our management team is moving in that direction and positioning the company for continued success and growth.”

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a leader in delivering one-stop shopping for financial services. Headquartered in Lewiston, Maine, Northeast Bank, together with its wholly owned subsidiary Northeast Bank Insurance Group, Inc., derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments. Northeast Bank operates eleven traditional bank branches, fourteen insurance offices, three investment centers and a loan production office that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.
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This communication contains certain “forward-looking statements”.  Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors.  These statements speak only as of the date of this release and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.  For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business-Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2009.

IMPORTANT NOTE: Securities and Advisory Services offered through Commonwealth Financial Network, Member FINRA, SIPC, a Registered Investment Advisor. Securities are not FDIC insured, not bank obligations or otherwise bank guaranteed and may lose value. Northeast Financial is located at 202 Rte 1, Suite 206, Falmouth ME 04105

Supplemental Reporting of Non-GAAP-based Financial Measures

This press release contains certain financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). Northeast’s management uses these non-GAAP measures in its analysis of the Company's performance. The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Northeast’s core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Earnings per share excluding amortization of customer list and intangibles is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is earnings per share which is calculated using GAAP-based amounts. We calculate earnings per share excluding amortization of customer list and intangibles by excluding the amortization expense for the amortization of customer list and other intangibles recorded in connection with the acquisitions of insurance agencies from our calculation of earnings per share. Management uses earnings per share excluding amortization of customer list and intangibles in order to review our core operating results. Management believes that this is a better measure of our performance.

The following sets  forth a reconciliation of earnings per share excluding amortization of customer list and intangibles to adjusted diluted earnings per share:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Earnings excluding intangible amortization
Net income	$649	$294	$1,145	$363
Add back intangible expense, net of tax	122	123	243	250
Adjusted net income	$771	$417	$1,388	$613

Adjusted net income available to common shareholders	$710	$405	$1,266	$601

Adjusted basic earnings per share	$0.31	$0.17	$0.55	$0.26
Adjusted diluted earnings per share	$0.31	$0.17	$0.54	$0.26

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
	2009	2008	Change	2009	2008	Change
Selected financial information

Income statement data:

Interest income	$7,905	$8,653	-9%	$15,795	$17,248	-8%
Interest expense	3,419	4,426	-23%	7,083	8,980	-21%
Net interest income	4,486	4,227	6%	8,712	8,268	5%
Provision for loan losses	527	504	5%	1,083	1,024	6%
Net interest income after provision for loan losses	3,959	3,723	6%	7,629	7,244	5%

Gain on sale of loans	354	51	594%	566	113	401%
Gain (loss) on securities, net	15	26	42%	43	(82)	-152%
Investment brokerage income	535	608	-12%	988	1,028	-4%
Insurance agency income	1,379	1,431	-4%	2,964	2,948	1%
Other noninterest income	820	575	43%	1,447	1,194	21%
Noninterest Income	3,103	2,691	15%	6,008	5,201	16%
Noninterest expense	6,240	6,081	3%	12,167	12,120	0%
Operating income before income tax	822	333	-147%	1,470	325	352%
Income tax expense (benefit)	173	39	-344%	325	(38)	-955%
Net income	$649	$294	121%	$1,145	$363	215%
Net income available to common stockholders	$589	$281	110%	$1,023	$350	192%

Per share data:
Basic earnings per common share	$0.25	$0.12	108%	$0.44	$0.15	193%
Diluted earnings per common share	$0.25	$0.12	108%	$0.44	$0.15	193%
Weighted average shares outstanding:
Basic	2,321,528	2,321,264	0%	2,321,430	2,318,353	0%
Diluted	2,323,073	2,321,480	0%	2,326,204	2,330,163	0%

Book value per common share	$19.47	$18.82		$19.47	$18.82
Tangible book value per common share	$14.18	$13.46		$14.18	$13.46

Net interest margin	3.14%	2.99%		3.14%	2.95%
Net interest spread	2.98%	2.82%		2.90%	2.76%
Return on average assets (annualized)	0.42%	0.19%		0.37%	0.12%
Return on equity (annualized)	5.18%	2.75%		4.65%	1.74%
Tier I leverage ratio (Bank)	7.97%	7.62%		7.97%	7.62%
Tier I risk-based capital ratio (Bank)	11.60%	10.85%		11.60%	10.85%
Total risk-based capital ratio (Bank)	12.85%	12.10%		12.85%	12.10%
Efficiency ratio	82%	88%		83%	90%
Nonperforming loans	12,294	7,369		12,294	7,369
Total nonperforming assets	13,168	8,111		13,168	8,111
Nonperforming loans as a % of total loans	3.14%	1.81%		3.14%	1.81%
Nonperforming assets as a % of total assets	2.15%	1.31%		2.15%	1.31%

	December 31,		%
	2009	2008	Change
Balance sheet highlights:

Available-for-sale securities, at fair value	$168,979	$157,834	7%
Loans held for sale	1,555	1,357	15%
Loans	390,954	408,243	-4%
Allowance for loan losses	5,872	5,721	3%
Goodwill & intangibles	12,276	12,451	-1%
Total assets	612,677	618,653	-1%

Deposits:
NOW and money market	91,630	71,221	29%
Savings	30,951	18,559	67%
Certificates of deposits	213,368	224,943	-5%
Brokered time deposits	4,976	17,547	-72%
Noninterest-bearing deposits	33,509	32,721	2%
Total deposits	374,434	364,991	3%

Borrowings	186,352	203,406	-8%
Stockholders' equity	49,451	47,914	3%

Shares outstanding	2,322,332	2,321,332	0%